Exhibit 10.2

FINANCIAL AND ACCOUNTING CONSULTING AGREEMENT

THIS FINANCIAL AND ACCOUNTING CONSULTING AGREEMENT dated for reference the 11th day of May, 2015.

BETWEEN:

INTERNATIONAL TOWER HILL MINES LTD., a body corporate, duly incorporated under the laws of the Province of British Columbia, having an office at Suite 2300 – 1177 West Hastings Street, Vancouver, British Columbia, CANADA V6E 2K3

(the “Company”)

AND:

CROSS DAVIS & COMPANY LLP., CERTIFIED GENERAL ACCOUNTANTS, a limited liability partnership formed under the laws of the Province of British Columbia and having an office at Suite 510 – 580 Hornby Street, Vancouver, British Columbia, CANADA V6C 3B6

(the “Consultant”)

WHEREAS:

A.	The Company is a reporting (public) British Columbia company, the common shares of which are publicly traded and are listed on the Toronto Stock Exchange and the NYSE-MKT Stock Exchange;

B.	The Company and its subsidiaries are engaged in the exploration and development of mineral projects and, in particular, the Livengood Gold Project located approximately 112 kilometres north of Fairbanks, Alaska (the “Project”);

C.	As a reporting issuer in Canada, a public company whose common shares are registered under United States securities laws and a company whose common shares are listed on Canadian and United States stock exchanges, the Company is subject to continuous disclosure requirements under both Canadian and United States laws and the rules and policies of the stock exchanges on which its common shares are listed, particularly with respect to its financial affairs;

D.	The Consultant is a firm of Certified General Accountants with expertise in advising and assisting public companies in both Canada and the United States with respect to such companies’ annual and interim financial statements, the associated managements’ discussion and analysis, and financial information contained in other continuous disclosure documents, as well as the provision of general advice and services with respect to accounting and financial reporting under US generally accepted accounting principles, and has the necessary personnel, experience and expertise to provide such services and has agreed to provide the same to the Company, and the Company wishes to retain the services of the Consultant in that regard, all on the terms and conditions set forth herein.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the sum of TEN ($10.00) DOLLARS now paid by the Company to the Consultant and of the mutual covenants and agreements hereinafter contained, the parties agree as follows:

1.                  ENGAGEMENT

1.1	The Company hereby retains and engages the Consultant, and the Consultant hereby accepts such retainer and engagement, to perform the services set forth in section 2 hereof on the terms and conditions hereinafter set forth.

1.2	The term of this agreement will be for the period commencing on May 11, 2015 and ending on the date this agreement is terminated in accordance with the provisions of section 5 (the “Term”).

2.                  SERVICES

2.1	During the Term, the Consultant will provide the services more specifically set forth in Schedule “A” (collectively, the “Services”).

2.2	For greater certainty, the Consultant and the Company confirm and agree that any one or more of the precise Services to be rendered by the Consultant may be reasonably extended or curtailed by the Company as may be determined by the Company to be appropriate and consistent with its ongoing business needs from time to time at its sole discretion upon written notice to the Consultant of such changes, provided, however, that, should the Company request the Consultant to provide any services which do not naturally arise in the context of and cannot reasonably be considered as part of or related to, the Services (the “Additional Services”), then, if the Consultant agrees to render such Additional Services, prior to undertaking any such Additional Services, the Consultant and the Company will agree upon the terms and conditions of particular retainer with respect thereto, including the fee to be charged by the Consultant in respect of, and the time frame for the provision thereof, except that, unless otherwise agreed by the parties, the provisions of this agreement (other than in respect of fees) will apply in respect of any such Additional Services as if the Additional Services were Services.

2.3	The Consultant will retain or employ appropriately qualified and experienced personnel to perform the Services on behalf of the Consultant.

2.4	In connection with the provision of the Services, the Chief Financial Officer of the Company (“CFO”) will be the primary contact person to deal with the Consultant and with the specific personnel of the Consultant engaged in the provision of the Services. However, the Consultant and its personnel are authorized to receive instructions from, and act on the direction of, and provide information and advice to, any of the CFO, the Chief Executive Officer of the Company (“CEO”), the Company’s Controller and such other of the Company’s personnel as the CFO or CEO may, by way of a written notification to the Consultant identifying such other personnel, permit the Consultant to receive instructions from.

2.5	The Consultant and its employees will:

(a)	provide the Services:

(i)	in a good, prudent and workman-like manner,

(ii)	with respect to any personnel of the Consultant holding a professional designation, in accordance with their professional responsibilities and obligations as such professional,

(iii)	to the best of their ability and using their best efforts, skill and judgement in accordance with good and prudent business practices; and

(b)	in providing the Services, comply with all applicable laws, statutes, codes, rules, regulations and ordinances, the requirements of any applicable regulatory agencies or authorities and the rules and policies of all applicable stock exchanges.

2.6	Subject to subsection 2.7, the Consultant will defend, indemnify and save harmless the Company and its subsidiaries (“Subsidiaries”), and their respective directors, officers and employees, from and against any and all losses, expenses, suits, actions, causes of action, liabilities, obligations, damages, and costs made or brought against or suffered, incurred, or borne by any of the Company, or any of its Subsidiaries, or any of their respective directors, officers or employees, and arising out of or resulting from or in any way related to or caused by the failure of the Consultant, or any of its personnel, to carry out, provide and render the Services in accordance with all applicable laws, statutes, codes, rules, regulations and ordinances, the requirements of any applicable regulatory agencies or authorities, the rules and policies of all applicable stock exchanges and the policies of the Company.

2.7	The total liability of the Consultant and any of its personnel for any errors, omissions or negligent acts, whether they are in contract or in tort or in breach of fiduciary duty or otherwise, arising from the performance or non-performance of any Services by the Consultant or by any of its personnel will be limited to the sum available in respect of the liability of the Consultant under the policy or policies of professional liability insurance available to indemnify the Consultant at the time any such claim is made.

3.                  COMPENSATION AND EXPENSES

3.1	As the sole consideration for the Services to be rendered by the Consultant hereunder, the Company will pay to the Consultant the sum of SIX THOUSAND (CAD 6,000) DOLLARS per calendar month for each calendar month this agreement is in effect (the “Consulting Fee”), plus any applicable provincial sales tax and/or Canadian federal Goods and Services Tax (collectively, “GST”).

3.2	During the Term, the Company will pay the Consulting Fee (plus GST, all of which will be promptly remitted by the Consultant to the applicable taxing authority in accordance with applicable requirements) and any amounts owing under subsections 3.3 and 4.3 to the Consultant monthly, in arrears, upon presentation by the Consultant to the Company of an invoice in respect of each month’s Consulting Fee with respect to the Services rendered in such month. Invoices not paid by the Company within thirty (30) days of receipt will be subject to simple interest at the rate of ten (10%) percent per annum.

3.3	The Company will, on a monthly basis (or as otherwise agreed by the Company and the Consultant), pay, or, if paid by the Consultant will reimburse the Consultant for, all reasonable costs, expenses and disbursements incurred by the Consultant in connection with the provision of the Services, provided that general nature and anticipated amount of such expenses have been pre-approved by the Company and are supported by invoices or receipts with respect to all expenses and disbursements. The Consultant will submit all claims for such costs, expenses and disbursements for reimbursement on the monthly invoices for the Consulting Fees.

4.                  RELATIONSHIP OF THE COMPANY AND THE CONSULTANT

4.1	The Company acknowledges that the Consultant is a firm of Certified General Accountants carrying on the business of providing financial and accounting services and other business advice for gain, profit or other pecuniary advantage including, without limitation, the provision of services similar or identical to the Services to other public and private companies. The Consultant undertakes to have available the appropriate personnel as required to ensure that the Services are efficiently and competently performed.

4.2	The Consultant will perform all Services as an independent contractor, and will not, in the performance of Services, be considered for any reason to be, nor will the Consultant or any of its personnel, hold itself or themselves out to be, an agent, partner, director, officer or employee of the Company by virtue of this agreement.

4.3	To the extent reasonably required in connection with the provision of the Services, if requested by the Company, the Consultant’s personnel will be prepared to, and will, travel as, where and when necessary, provided that the Company has been advised of the anticipated amount of such travel expenses and has agreed to reimburse the Consultant for such expenses, subject only to receipt of invoices or receipts with respect to such travel expenses.

4.4	The Consultant acknowledges that the Company is a “reporting issuer” and a public company whose common shares trade on various stock exchanges, and that, as a consequence of this, the Company and its directors, officers, employees and consultants are subject to the securities laws of several Canadian provinces and the federal securities laws of the United States. The Consultant also acknowledges that, by virtue of the nature of the Services to be provided, much of the information which will be received by, or become known to, the Consultant and its personnel (whether or not such information is also Confidential Information (as defined in subsection 7.2)) is likely to be material and non-public information with respect to the business, affairs, assets, mineral properties and/or status (financial and otherwise) of the Company and its Subsidiaries (together, the Company and its Subsidiaries being referred to as the “ITH Group”)) and may constitute material facts or material changes (as those terms are defined in the Securities Act (B.C.)), and that the provisions of applicable securities legislation, including, without limitation, section 57.2 of the Securities Act (B.C.), prohibit:

(a)	trading in securities of a reporting issuer (such as the Company) by a person who is in a special relationship with such reporting issuer and knows of a material fact or a material change with respect to that reporting issuer that has not been generally disclosed, or

(b)	a person who is in a special relationship with a reporting issuer informing another person of a material fact or a material change with respect to that reporting issuer before the material fact or material change has been generally disclosed, unless the giving of such information is necessary in the course of business of the reporting issuer or of the person in the special relationship.

By virtue of the retainer of the Consultant hereunder, the Consultant, and any of its personnel engaged in rendering the Services, will be considered to be in a special relationship with the Company. The Consultant also acknowledges that the penalties for violation of such prohibitions are severe and that the carrying on of any such prohibited activities will materially and adversely affect the ITH Group. Accordingly, the Consultant agrees that it will take all necessary steps to fully comply with applicable legislation regarding any trading in the securities of the Company and to ensure that its personnel who render any Services are aware of the applicable legislation regarding any trading in the securities of the Company.

4.5	The Company has adopted a “Code of Business Conduct and Ethics” (the “Code”), a copy of which is attached as Schedule “B”. The Consultant agrees that it is, and any of its personnel who render any of the Services on behalf of the Consultant are, bound by the Code in connection with the provision of the Services and the manner of the carrying out thereof, and agrees that it will provide each of its personnel who may render Services with a copy of the Code and have such personnel sign an acknowledgement that they have become fully familiar, and will comply, with the provisions of the Code. In addition to the termination provisions specified in Section 5, a failure by the Consultant, or any of its personnel who render Services hereunder, to fully comply with the provisions of the Code could result in immediate termination by the Company of this agreement for cause without any compensation whatsoever.

4.6	With respect specifically to those Services relating to the involvement of the Consultant and its personnel with the preparation of any annual and interim consolidated financial statements of the Company, the parties agree that:

(a)	the Consultant and its personnel will assist management of the Company in preparing the “prepared by management” consolidated financial statements for such annual and interim periods from information provided by the Company to the Consultant, and will not, and will not be required to, perform an audit, review or compilation engagement on such information;

(b)	since the Consultant is accepting the engagement hereunder as accountants, not as auditors, the Company agrees that it will not record the provision of such Services as an auditing engagement in the minutes of any meetings of its directors or shareholders, and the Services will not result in the expression by the Consultant or any of its personnel of an audit opinion or any other form of assurance on such financial statements nor the fulfilling of any statutory or other audit requirement;

(c)	the Company will, in respect of any such financial statements, provide to the Consultant accurate and complete information as necessary for the Consultant to be able to perform the Services and any Additional Services required under this agreement, including such accurate and complete information as necessary to assist in the review, and any additional preparation as may be requested by the CFO and agreed to by the Consultant, of such “prepared by management” financial statements;

(d)	the financial statements are considered to be “prepared by management”, and the responsibility for the accuracy and completeness of the representations in the financial statements remains with management and the Consultant will have no liability should such representations be determined to be inaccurate or incomplete;

(e)	the engagement of the Consultant hereunder, and the provision of the Services by the Consultant and its personnel, cannot be relied upon to prevent or detect error and fraud and other irregularities, and the Company acknowledges that that responsibility for the prevention and detection of error and fraud and other irregularities must remain with management; and

(f)	the Company will ensure that the Consultant and its personnel will have access to all corporate information in the custody of the Company that the Consultant and its personnel require to provide the Services, and the Services are provided on the basis that the Company has obtained any required consents for collection, use and disclosure to the Consultant and its personnel of corporate information required under applicable privacy legislation.

5.                  TERMINATION

5.1	The Term will terminate upon any one or more of the following events:

(a)	immediately upon written notice to the Consultant from the Company upon the occurrence of any of the following events:

(i)	the Consultant commits an act of bankruptcy, is adjudicated a bankrupt or otherwise becomes subject to the provisions of the Bankruptcy Act (Canada) or similar legislation, or if a receiver, liquidator or receiver manager is appointed for the assets or business of the Consultant,

(ii)	the Consultant, or any of its personnel, in the reasonable opinion of the Company, performs any of the Services in a manner, or otherwise takes any actions, which violate, or could reasonably be considered to violate, any applicable laws and regulations, the rules, policies and national and multilateral instruments of applicable securities commissions, the rules and policies of applicable stock exchanges or the policies of the Company,

(iii)	the Consultant is, in the reasonable judgement of the CEO, unable to efficiently and competently perform and carry out the Services in a timely manner, provided that the Consultant has been provided by the Company with written notice specifying such failure and the Consultant has not corrected such failure within ten (10) days of receiving such notice, or

(iv)	there is a complete or substantially complete refusal by the Consultant to render the required Services hereunder; or

(b)	at the election of either party, upon one party giving not less than ninety (90) days’ written notice to the other party of its intention to terminate this agreement (“Termination Notice”) and this agreement will thereupon terminate upon the day which is ninety (90) days’ after the delivery of such Termination Notice, unless the parties agree upon an earlier or later termination date (“Termination Date”).

5.2	Upon the termination of this agreement, for whatever reason, all of the liabilities, obligations (other than the obligation to provide the Services under this agreement) and rights of the Consultant and the Company will continue in full force and effect for so long as it necessary ensure that any matters arising out of this agreement, the performance of the Services, and any disputes or disagreements between the parties with respect thereto are fully and completely dealt with and resolved and, in any case, for a period of three (3) years following the Termination Date.

5.3	No compensation is payable to the Consultant by the Company, or by the Consultant to the Company, as the result of a termination, for any reason whatsoever, of this agreement, except that, if this agreement is terminated by either party pursuant to paragraph 5.1(b):

(a)	the Company will continue to pay the Consulting Fee, plus applicable GST, and any other expenses payable to the Consultant under subsections 3.3 and 4.3 until the Termination Date; and

(b)	unless otherwise directed by the Company, the Consultant will continue to provide the Services until the Termination Date.

6.                  NON-COMPETITION

6.1	For the purposes of this agreement:

(a)	the phrase “Competitive Activities” means the participation of the Consultant or any of the partners thereof, directly or indirectly through any corporation, partnership, firm or joint venture, without the prior written consent of the Company, in the management of any business operation of any enterprise, or the provision of consulting or advisory services to any business operation of any enterprise, if such operation (a “Competitive Operation”) engages in a substantial and direct competition with the Project; and

(b)	an operation by an enterprise will be considered to be in substantial and direct competition with the Project if such operation is being conducted within fifty (50) kilometres of the outer perimeter of the boundaries of the Project (as such exists as at the date of any such Competitive Activity), provided that Competitive Activity will not include:

(i)	the ownership of securities in any publicly traded enterprise amounting to less than five (5%) percent of the then outstanding securities thereof, or

(ii)	participation of the Consultant or any of the partners thereof, directly or indirectly through any corporation, partnership, firm or joint venture in the management of any enterprise or business operation of any enterprise, or the provision of consulting or advisory services to any business operation of any enterprise, other than in connection with a Competitive Operation.

6.2	During the Term and for a period of one (1) year after the termination of this agreement for any reason whatsoever, neither the Consultant, nor any of the partners of the Consultant, will engage in any Competitive Activities.

7.                  CONFIDENTIAL INFORMATION

7.1	The Consultant will, and will ensure that all of its personnel engaged in the provision of any Services will, notwithstanding any breach or alleged breach of this agreement by any party:

(a)	hold in secrecy, as trustee or custodian for the Company and for the Company’s exclusive benefit and use, all Confidential Information (as defined below), whether or not discovered, made or contributed to, in whole or in part, by the Consultant or any partner, employee or agent thereof;

(b)	except, and then only to the extent required under the specific circumstances, as reasonably necessary for the Consultant or any of the Consultant’s personnel to provide the Services, not divulge any Confidential Information to any person or persons, without the previous written consent of the Company; and

(c)	not use or attempt to use any Confidential Information, which it, or any of its partners, employees or agents, may acquire in the course of providing the Services for its or their own benefit, directly or indirectly, or for the benefit of any other person.

7.2	For the purposes of this agreement, the term “Confidential Information” means:

(a)	any information relating to:

(i)	the Project,

(ii)	the assets, liabilities, business, operations, financial matters, shareholdings, products, processes or activities of the Company or of any Subsidiary,

including, but not limited to title, ownership, geological, mining, metallurgical, engineering and economic studies, production rates and methods, sales and marketing of products produced, arrangements with suppliers of services and equipment and purchasers of products, budgets and work programs, strategies, data, maps, plans, reports, results, drawings, interpretations, assays, forecasts, records, agreements, contracts and other information;

(b)	any information derived from a site visit or visits to the Project; and

(c)	all summaries or extracts from and all notes, memoranda, studies, maps, records, notebooks, compilations, analyses or other documents based upon the information specified in paragraphs (a) or (b) above, and that is not:

(d)	information that is available to the public or in the public domain, being readily accessible to the public in written publications, at the time of disclosure or use, without breach of this agreement;

(e)	the general skills and experience gained by the Consultant during the period Services are provided to the Company; or

(f)	information the disclosure of which is required to be made by any law, regulation, governmental authority or court, provided that before disclosure is made, notice of the requirement is provided by the Consultant to the Company.

7.3	All documents, records, notebooks, work papers, notes, memoranda, studies, compilations, analyses and similar repositories of or containers of Confidential Information, made or compiled by the Consultant or any of its personnel (in whatever form, including paper, photographic, electronic, digital, machine-readable or otherwise) at any time during the Term, or made available to the Consultant or any of its personnel during the Term by the Company or any Subsidiary, including any and all copies thereof, will be the property of the Company or such Subsidiary, as the case may be, and belong solely to the Company or such Subsidiary, as the case may be, and will be held by the Consultant and its personnel in trust and solely for the benefit of the Company or such Subsidiary, as the case may be.

7.4	Upon termination of this agreement, for whatever reason, the Consultant will, and will cause all of its personnel to, immediately surrender to the Company:

(a)	all Confidential Information in the possession of the Consultant or in the possession of any of the Consultant’s personnel; and

(b)	any property and other things of value in the possession of the Consultant or in the possession of any of the Consultant’s personnel and which contain, relate to or are derived from or based upon, directly or indirectly, any Confidential Information, whether in written, photographic, electronic or other form and howsoever stored (including on microfilm, floppy disk, compact disk, DVD or any computer hard drive or other electronic storage media), and will ensure that the Consultant does not retain any copies thereof, except that the Consultant will be entitled to retain any Confidential Information that it determines is necessary, in its sole discretion, to meet its professional obligations or that cannot practicably be surrendered. Any such Confidential Information that is retained by the Consultant under this subsection 7.4 will remain subject to the confidentiality obligations set out in subsection 7.1. The Consultant will deliver a statutory declaration to the Company upon termination of this agreement attesting to the compliance with this subsection 7.4 by the Consultant.

7.5	The provisions of this section 7 will be binding upon the Consultant during the Term and for a period of one (1) year after the termination of this agreement for any reason.

8.                  ARBITRATION

8.1	Any dispute, controversy or claim arising out of or relating to this agreement, or the breach, termination or invalidity of it, or any deadlock or inability of the parties to agree on a course of action to be taken hereunder, will be referred to and finally resolved by arbitration under the rules of the British Columbia International Commercial Arbitration Centre in effect as at the commencement of any such arbitration.

8.2	The parties agree that:

(a)	the appointing authority will be the British Columbia International Commercial Arbitration Centre;

(b)	the case will be administered by the British Columbia International Commercial Arbitration Centre in accordance with its “Domestic Commercial Arbitration Rules of Procedure”;

(c)	the place of arbitration will be Vancouver, British Columbia;

(d)	the number of arbitrators will be one; and

(e)	the language used in the arbitral proceeding will be English.

8.3	The arbitrators’ fees will be paid by both parties in equal parts during the course of the arbitration but upon final decision of the dispute, the defeated party will pay all costs and reimburse all arbitration costs, including the amounts paid by the prevailing party, subject to the contrary decision of the arbitrator.

9.                  THE COMPANY’S REMEDY FOR BREACH AND RIGHT TO INJUNCTION

9.1	The Consultant and the Company agree that damages in the event of breach of sections 6 or 7 of this agreement would be difficult, if not impossible, to ascertain, and the Consultant and the Company therefore agree that the Company, in addition to and without limiting any other right or remedy it may have on account of such breach or threatened breach, will have the right to an injunction or other available equitable relief in any court of competent jurisdiction, enjoining any such threatened or actual breach of this agreement by the Consultant. The existence of this right to an injunction or other available equitable relief will not preclude the Company from pursuing any other rights and remedies at law or in equity, which the Company may have, including recovery of damages.

10.              NON WAIVER

10.1	No consent or waiver, express or implied, by the Company, on the one hand, or the Consultant on the other hand, to or of any breach or default by the other of them in the performance of that other’s obligations under this agreement will be deemed or construed to be a consent or waiver to or of any other breach or default of the same or any other obligation of the other party. Failure on the part of any party to complain of any act or failure to act of the other party, or to declare the other party in default regardless of how long such failure continues, will not constitute a waiver by such party of its rights under this Agreement or of the right to then or subsequently declare a default.

11.              SEVERABILITY

11.1	If any portion of this agreement is held to be invalid or unenforceable by a court of competent jurisdiction, the remaining covenants and restrictions or portions thereof will remain in full force and effect, and if the invalidity or unenforceability is due to the unreasonableness of time, such covenants and restrictions will be effective for such period of time as may be determined to be reasonable by a court of competent jurisdiction.

12.              ASSIGNMENT

12.1	The obligations and rights of the Consultant under this agreement may not be assigned or transferred in any manner without the prior written consent of the Company.

12.2	The obligations and rights of the Company under this agreement may not be assigned or transferred by the Company in any manner without the prior written consent of the Consultant.

13.              NOTICES

13.1	Any notice or other communication to be given hereunder will be in writing and will be addressed to the party to receive the same at the address for such party set out on page one hereof. All notices will be given personally or delivered by prepaid courier delivered to the party to receive the same and will be deemed to have been given and received on the day of delivery.

13.2	Any party may at any time give notice in writing to the other of a change in its address for the purposes of this section 13.

14.              AGREEMENT VOLUNTARY AND EQUITABLE

14.1	The Company and the Consultant acknowledge and declare that they each have carefully considered and understand the terms and conditions contained in this agreement including, but without limiting the generality of the foregoing, the Consultant’s rights upon termination and the restrictions on the Consultant after termination, and acknowledge and agree that the terms and conditions of the retainer of the Consultant and rights and restrictions upon termination set forth herein are mutually fair and equitable. Each of the parties covenants, agrees and acknowledges that each of them was fully and plainly instructed to seek and obtain independent legal and tax advice regarding the terms and conditions and execution of this agreement and each of them has sought and obtained such legal and tax advice and acknowledges that each has executed this agreement voluntarily understanding the nature and effect of this agreement after receiving such advice.

15.              GENERAL

15.1	The parties will each do, or cause to be done, all acts or things necessary to implement and carry into effect this agreement to the full extent contemplated hereby.

15.2	The headings used throughout this agreement are inserted for reference purposes only and are not to be considered, or taken into account, in considering the terms or provisions of this agreement, nor to be deemed in any way to qualify, modify or explain the effect of any such terms or provisions.

15.3	This agreement constitutes the entire agreement among the parties hereto in relation to the subject matter hereof and replaces and supersedes all prior agreements, memoranda, correspondence, communications, negotiations and representations, whether verbal or written, expressed or implied, statutory or otherwise among the Consultant and the Company with respect to the subject matter herein.

15.4	This agreement may only be changed or modified by an agreement in writing signed by the parties hereto.

15.5	This agreement has been made in, and will be governed by and interpreted in accordance with the laws of, the province of British Columbia.

15.6	This agreement may be executed in two or more counterparts, and delivered by facsimile or electronic transmission, each of which will be deemed an original and all of which

[Rest of page left blank intentionally.]

together will constitute one and the same instrument, effective as of the date first above written.

IN WITNESS WHEREOF the Consultant and the Company have each executed this agreement as of the day and year first above written.

INTERNATIONAL TOWER HILL MINES LTD.

Per: (signed) Lawrence W. Talbot
Authorized Signatory

CROSS DAVIS & COMPANY LLP

Per: (signed) David Cross
Authorized Signatory

Schedule “A”

Services to be Provided

The Consultant will provide the following specific services:

1.	Assist management of the Company in the review of, and, as may reasonably be requested by the Company’s Chief Financial Officer, the additional preparation of, the Company’s annual and interim financial statements and related management’s discussion and analysis to be prepared in accordance with United States Generally Accepted Accounting Principles and as required to be filed with the applicable securities commissions and stock exchanges in the United States and Canada, including the review and examination of journals, ledgers and working papers as required and the provision of advice regarding compliance with applicable financial reporting standards.

2.	As requested by the Chief Financial Officer, participate in the review and preparation of, the financial portions of the Company’s continuous disclosure documentation (particularly with respect to the review of the financial content thereof) including, without limitation, annual reports on Form 10-K, interim reports on Form 10-Q, annual proxy statements, annual general meeting materials, news releases and material change reports.

3.	Provide assistance to the Company’s Chief Financial Officer in overseeing the development of local, state, provincial and federal income tax strategies for the Company, and overseeing preparation of required schedules and filing of applicable tax returns, for all jurisdictions in Canada and the United States in which the Company operates. For clarification, the actual development of local, state, provincial and federal income tax strategies for the Company, and overseeing preparation of required schedules and filing of applicable tax returns, for all jurisdictions in Canada and the United States in which the Company operates will be the responsibility of and will be performed by a qualified professional Chartered Accounting firm, or such other firm as the Company will retain to provide this service. The Company currently retains KPMG to provide this service.

4.	Provide assistance to the Company’s Chief Financial Officer in preparing standard practices relating to accounting policies, cost and corporate governance procedures as necessary to ensure that adequate accounting records are maintained of all assets, liabilities, and transactions of the Company, and that suitable systems are used in compilation of costs.

5.	Advise the Chief Financial Officer of the Company, on an ongoing basis, as to changes which the Consultant determines to be relevant to the Company, with respect to financial reporting regulatory requirements for public companies in the United States and Canada including, without limitation, SOX requirements, changes in US GAAP and financial reporting standards.

Schedule “B”

Code of Business Conduct and Ethics

INTERNATIONAL TOWER HILL MINES LTD.

Code of Business Conduct and Ethics

(Adopted by the Board of Directors on September 22, 2006,
updated November 5, 2013 for contacts only))

INTRODUCTION

International Tower Hill Mines Ltd. (the “Company”) is committed to the highest standards of legal and ethical business conduct. This Code of Business Conduct and Ethics (the “Code”) summarizes the legal, ethical and regulatory standards that the Company must follow and is a reminder to our directors, officers and employees, of the seriousness of that commitment. Compliance with this Code and high standards of business conduct is mandatory for every director, officer and employee of the Company.

Our business is becoming increasingly complex, both in terms of the geographies in which we function and the laws with which we must comply. To help our directors, officers and employees understand what is expected of them and to carry out their responsibilities, we have created this Code. Additionally, we have appointed the Company’s General Counsel to serve as the Company Ethics Officer to ensure adherence to the Code.

This Code is not intended to be a comprehensive guide to all of our policies or to all your responsibilities under law or regulation. It provides general parameters to help you resolve the ethical and legal issues you encounter in conducting our business. Think of this Code as a guideline, or a minimum requirement, that must always be followed. If you have any questions about anything in the Code or appropriate actions in light of the Code, you may contact the Company Ethics Officer or the Chair of the Audit Committee.

We expect each of our directors, officers and employees to read and become familiar with the ethical standards described in this Code and to affirm your agreement to adhere to these standards by signing the Compliance Certificate that appears at the end of this Code. Violations of the law, our corporate policies, or this Code may lead to disciplinary action, including dismissal.

our code of business conduct and ethics

I.	We Insist on Honest and Ethical Conduct by All of Our Directors, Officers, Employees and Other Representatives

We place the highest value on the integrity of our directors, our officers and our employees and demand this level of integrity in all our dealings. We insist on not only ethical dealings with others, but on the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

Fair Dealing

Directors, officers and employees are required to deal honestly and fairly with our business partners, competitors and other third parties. In our dealings with these parties, we:

•	prohibit bribes, kickbacks and any other form of improper payment, direct or indirect, to any representative of a government, labour union, business partner or other third party in order to obtain a contract, some other commercial benefit or government action;

•	prohibit our directors, officers and employees from accepting any bribe, kickback or improper payment from anyone;

6.

•	prohibit gifts or favours of more than nominal value to or from our business partners;

•	limit marketing and entertainment expenditures to those that are necessary, prudent, job-related and consistent with our policies;

•	require clear and precise communication in our contracts, our advertising, our literature, and our other public statements and seek to eliminate misstatement of fact or misleading impressions;

7.

•	protect all proprietary data provided to us by third parties as reflected in our agreements with them; and

•	prohibit our representatives from otherwise taking unfair advantage of our business partners or other third parties, through inaccurate billing, manipulation, concealment, abuse of privileged information or any other unfair-dealing practice.

Conflicts of Interest and Corporate Opportunities

Our directors, officers and employees should not be involved in any activity that creates or gives the appearance of a conflict of interest between their personal interests and the interests of the Company. In particular, unless specific permission has been provided by the Company Ethics Officer or the Chair of the Audit Committee, no employee, director or officer shall:

•	be a consultant to, or a director, officer or employee of, or otherwise operate, an outside business that:

➢	competes with the Company;

➢	supplies products or services to the Company (other than professional services such as legal, accounting, geological or financial advisory services); or

➢	purchases products or services from the Company;

•	have any financial interest, including significant stock ownership, in any entity with which we do business that might create or give the appearance of a conflict of interest;

•	seek or accept any personal loan or services from any entity with which we do business, except from financial institutions or service providers offering similar loans or services to third parties under similar terms in the ordinary course of their respective businesses;

•	be a consultant to, or a director, officer or employee of, or otherwise operate an outside business if the demands of the outside business would interfere with the director’s, officer’s or employee’s responsibilities to us (if in doubt, consult your supervisor, the Company Ethics Officer or the Chair of our Audit Committee);

•	accept any personal loan or guarantee of obligations from the Company, except to the extent such arrangements are legally permissible; or

•	conduct business on behalf of the Company with immediate family members, which include spouses, children, parents, siblings and persons sharing the same home whether or not legal relatives;

provided, however, that only the Chair of the Audit Committee (or the Board of Directors as a whole, if the potential conflict involves the Chair of the Audit Committee) shall have the authority to grant such permission to a director or officer.

Directors, officers, and employees must notify the Company Ethics Officer or the Chair of the Audit Committee of the existence of any actual or potential conflict of interest.

Confidentiality and Corporate Assets

Our directors, officers and employees are entrusted with our confidential information and with the confidential information of our business partners. This information may include (1) technical or scientific information about current and future projects, (2) business or marketing plans or projections, (3) earnings and other internal financial data, (4) personnel information, (5) supply and customer lists and (6) other non-public information that, if disclosed, might be of use to our competitors, or harmful to our business partners. This information is our property, or the property of our business partners, and in many cases was developed at great expense. Our directors, officers and employees shall:

•	Not discuss confidential information with or in the presence of any unauthorized persons, including family members and friends;

•	Use confidential information only for our legitimate business purposes and not for personal gain;

•	Not disclose confidential information to third parties; and

•	Not use Company property or resources for any personal benefit or the personal benefit of anyone else. The property of the Company includes the Company internet, email, and voicemail services, which should be used only for business related activities, and which the Company may monitor at any time without notice.

II. We Provide Full, Fair, Accurate, Timely and Understandable Disclosure

We are committed to providing our shareholders and investors with full, fair, accurate, timely and understandable disclosure in the reports that we file with the United States Securities and Exchange Commission and with the Canadian provincial securities regulators. To this end, our directors, officers and employees shall:

•	not make false or misleading entries in our books and records for any reason;

•	not condone any undisclosed or unrecorded bank accounts or assets established for any purpose;

•	comply with generally accepted accounting principles at all times;

•	notify our Chief Financial Officer if there is an unreported transaction;

•	maintain a system of internal accounting controls that will provide reasonable assurances to management that all transactions are properly recorded;

•	maintain books and records that accurately and fairly reflect our transactions;

•	prohibit the establishment of any undisclosed or unrecorded funds or assets;

•	maintain a system of internal controls that will provide reasonable assurances to our management that material information about the Company is made known to management, particularly during the periods in which our periodic reports are being prepared;

•	present information in a clear and orderly manner and avoid the use of unnecessary legal and financial language in our periodic reports; and

•	not communicate to the public any non-public information unless expressly authorized to do so.

Directors, officers and employees must also read and comply with any Disclosure Controls and Procedures Policy adopted by the Company.

III. We Comply With all Laws, Rules and Regulations

We will comply with all laws and governmental regulations that are applicable to our activities, and expect all our directors, officers and employees to obey the law. Specifically, we are committed to:

•	maintaining a safe and healthy work environment;

•	promoting a workplace that is free from discrimination or harassment based on race, colour, religion, sex, age, national origin, disability or other factors that are unrelated to the Company’s business interests;

•	supporting fair competition and laws prohibiting restraints of trade and other unfair trade practices;

•	conducting our activities in full compliance with all applicable environmental laws;

•	keeping the political activities of our directors, officers and employees separate from our business;

•	prohibiting any illegal payments, gifts, or gratuities to any government officials or political party;

•	prohibiting the unauthorized use, reproduction, or distribution of any third party’s trade secrets, copyrighted information or confidential information; and

•	complying with all applicable securities laws.

Our directors, officers and employees are prohibited from trading our securities while in possession of material, non-public (“inside”) information about the Company. Our Share Trading Policy describes the nature of inside information and the related restrictions on trading.

REPORTING AND EFFECT OF VIOLATIONS

Compliance with this code of conduct is, first and foremost, the individual responsibility of every director, officer and employee. We attempt to foster a work environment in which ethical issues and concerns may be raised and discussed with supervisors or with others without the fear of retribution. It is our responsibility to provide a system of reporting and access when you wish to report a suspected violation, or to seek counselling, and the normal chain of command cannot, for whatever reason, be used.

Administration

Our Board of Directors and Audit Committee have established the standards of business conduct contained in this Code and oversee compliance with this Code. Additionally, we have appointed the Company’s General Counsel to serve as the Company Ethics Officer to ensure adherence to the Code. While serving in this capacity, the Company Ethics Officer reports directly to the Board of Directors.

Training on this Code will be included in the orientation of new employees and provided to existing directors, officers, and employees on an on-going basis. To ensure familiarity with the Code, directors, officers, and employees will be asked to read the Code and sign a Compliance Certificate annually.

Reporting Violations and Questions

Directors, officers, and employees must report, in person or in writing, any known or suspected violations of laws, governmental regulations or this Code to either the Company Ethics Officer or the Chair of the Audit Committee of our Board of Directors. Additionally, directors, officers, and employees may contact the Company Ethics Officer or the Chair of the Audit Committee with a question or concern about this Code or a business practice. Any questions or violation reports will be addressed immediately and seriously, and can be made anonymously. If you feel uncomfortable reporting suspected violations to these individuals, you may report matters to McCarthy Tétrault LLP or Hogan Lovells US LLP, our outside legal counsel. The address and telephone number of these persons are listed in the attachment to this Code.

We will not allow any retaliation against a director, officer or employee who acts in good faith in reporting any violation.

Our Company Ethics Officer will investigate any reported violations and will determine an appropriate response, including corrective action and preventative measures, involving the Chair of the Audit Committee or Chief Executive Officer when required. All reports will be treated confidentially to every extent possible.

Consequences of a Violation.

Directors, officers and employees that violate any laws, governmental regulations or this Code will face appropriate, case specific disciplinary action, which may include demotion or immediate discharge.

Names and Addresses (as of January 1, 2013)

Reporting Contacts:
Company Ethics Officer:	The Chair of our Audit Committee:
Name: Lawrence W. Talbot Address: Suite 1901 – 1177 West Hastings Street, Vancouver, B.C., CANADA V6E 2K3 Phone: (604) 408-7488 E-mail: lawrence.talbot@talbotlaw.ca	Name: Anton J. Drescher Address: Terminal City Club Tower, Suite 507 – 837 West Hastings Street, Vancouver, B.C., CANADA V6C 3N6 Phone: (604) 685-1017 E-mail: ajd@harbourpacific.com

Additional Reporting Contacts:

Our Outside Counsel in Canada:	Our Outside Counsel in the United States:

McCarthy Tétrault LLP Attn: Robin Mahood Pacific Centre P.O. Box 10424, Suite 1300, 777 Dunsmuir Street Vancouver BC V7Y 1K2 Phone: (604) 643-5911 E-mail: rmahood@mccarthy.ca	Hogan Lovells US LLP Attn: Paul Hilton One Tabor Center, Suite 1500 1200 Seventeenth Street, Denver, CO 80202 Phone: (303) 454-2414 E-mail: philton@hoganlovells.com